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                                                                    EXHIBIT 99.2

                  [NOVA CORPORATION LETTERHEAD APPEARS HERE]



CONTACT:
--------
James M. Bahin, Chief Financial Officer
NOVA Corporation (Georgia) (NYSE: NIS)
(770) 396-1456

Patricia A. Wesner, Senior Vice President
Firstar Bank Milwaukee, N.A. (NYSE: FSR)
(414) 765-5917

FOR IMMEDIATE RELEASE:
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October 8, 1997


                    NOVA CORPORATION (GEORGIA) (NYSE: NIS)
                      AND FIRSTAR CORPORATION (NYSE: FSR)
                       FORM PAYMENT PROCESSING ALLIANCE


ATLANTA, GEORGIA, October 8, 1997 NOVA Corporation (Georgia) (NYSE: NIS) and Firstar Corporation today announced that NOVA Information Systems, Inc., a wholly owned subsidiary of NOVA Corporation and Firstar's wholly owned subsidiary, Firstar Bank, U.S.A., have entered into a definitive agreement to jointly own and operate a limited liability company engaged in the business of bank card payment processing.

     Firstar will contribute existing payment processing contracts (representing approximately $3.0 billion in annualized credit and debit card volume), and NOVA will provide technology, back office support, and other compensation paid to Firstar. The new company will be called Elan Merchant Services, LLC, and Firstar will continue to sell payment processing services to merchants directly and through its network of correspondent financial institutions under the Elan brand. The formation of the limited liability company is expected to be completed, following all appropriate regulatory action, in the fourth quarter of 1997.

     Firstar, through its Elan Financial Services division, has provided payment processing services to merchants for over thirty years, selling these services directly and through a network of over 850 correspondent financial institutions. In 1996, Firstar
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processed payments for more than 32,000 merchants and ranked as the 16th largest payment processor in the United States. NOVA's Chairman and Chief Executive Officer Edward Grzedzinski stated "The alliance between Firstar and NOVA adds significant volume and greatly expands NOVA's coverage in the midwest region of the United States. We are pleased to be entering into this relationship with a high quality financial institution like Firstar." Firstar Chairman, Roger Fitzsimonds stated "Firstar brings to this venture a strong, extensive distribution system and a well respected brand, and NOVA contributes high quality, sophisticated processing technology. This strategic combination of strengths promises increased growth for NOVA, Firstar and Firstar's correspondent financial institutions."

     Firstar Corporation is a financial services company headquartered in Milwaukee, Wisconsin. Firstar distributes banking, trust, insurance, securities brokerage and other financial services through more than 240 banking offices in Wisconsin, Iowa, Minnesota, Illinois, Arizona and Florida and an extensive correspondent network in the Upper Midwest. NOVA Corporation, headquartered in Atlanta, Georgia, is an integrated provider of transaction processing services, related software application products and value-added services. NOVA is one of the ten largest merchant processors in the United States.

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